Exhibit 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

NETWORK-1 REPORTS THIRD QUARTER RESULTS

New York, New York November 12, 2021 - Network-1 Technologies, Inc. (NYSE AMERICAN: NTIP), a company specializing in the development, licensing, and protection of its intellectual property assets, today announced financial results for the quarter ended September 30, 2021.

Network-1 had revenue of $17,000,000 and $35,692,000 for the three and nine months ended September 30, 2021, respectively, as compared to revenue of $4,150,000 and $4,366,000 for the three and nine months ended September 30, 2020, respectively. The increase in revenue of $12,850,000 for the three months ended September 30, 2021 was due to revenue of $17,000,000 from a litigation settlement with Hewlett Packard (HP). Similarly, the increase in revenue of $31,326,000 for the nine months ended September 30, 2021 was due primarily to the HP settlement and revenue of $18,692,000 from the resolution of a contractual dispute with Cisco Systems, Inc. concerning the licensing of Network-1’s Remote Power Patent.

Network-1 realized net income of $6,589,000 or $0.28 per share basic and $0.27 per share diluted for the three months ended September 30, 2021 compared with a net income of $1,687,000 or $0.07 per share basic and diluted for the three months ended September 30, 2020. The increased net income of $4,902,000 for the three months ended September 30, 2021 was primarily due to revenue of $17,000,000 from the HP settlement.

Network-1 realized net income of $15,257,000 or $0.63 per share basic and $0.62 diluted for the nine months ended September 30, 2021 compared with a net loss of $(234,000) or $(0.01) per share basic and diluted for the nine months ended September 30, 2020. The increase in net income of $15,491,000 for the nine months ended September 30, 2021 was primarily due to increased revenue of $31,326,000 from the HP settlement and resolution of the contractual dispute with Cisco.

At September 30, 2021, Network-1 had cash and cash equivalents and marketable securities of $60,840,000 and working capital of $57,251,000. Based on its current cash position, Network-1 believes that it will have sufficient cash to fund its operations for the foreseeable future.

On June 9, 2021, the Board of Directors of Network-1 approved the continuation of Network-1’s dividend policy which consists of semi-annual cash dividends of $0.05 per share ($0.10 per share annually) which dividends are anticipated to be paid in March and September of each year. On September 10, 2021, the Company’s Board of Directors declared a semi-annual cash dividend of $0.05 per share with a payment date of September 30, 2021 to common stockholders of record as of September 21, 2021. On February 23, 2021, Network-1’s Board of Directors declared a semi-annual cash dividend of $0.05 per share with a payment date of March 31, 2021 to all shareholders of record as of March 16, 2021. Network-1’s dividend policy undergoes a periodic review by the Board of Directors and is subject to change at any time depending upon Network-1’s earnings, financial requirements and other factors existing at the time.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns eighty-eight (88) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes efforts to monetize three patent portfolios (the Cox, Mirror Worlds and M2M/IoT Patent Portfolios). Network-1’s strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1’s Remote Power Patent has generated licensing revenue in excess of $187,000,000 from May 2007 through September 30, 2021. Network-1 has achieved licensing and other revenue of $47,150,000 through September 30, 2021 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Reports on 10-Q for the three months ended March 31, 2021, June 30, 2021 and September 30, 2021 filed with the Securities and Exchange Commission including, among others, Network-1’s uncertain revenue stream, uncertainty as to the outcome of pending litigations involving Network-1’s Remote Power Patent, Mirror Worlds patent portfolio and Cox patent portfolio, the ability of Network-1 to successfully execute its strategy to acquire or make investments in high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio, its M2M/IoT Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as a return on its investment in IliAD Biotechnologies, LLC or other intellectual property it may acquire or finance in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue be paid, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company which may result in Network-1 issuing a special cash dividend to its stockholders, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

The condensed consolidated statements of operations and comprehensive income (loss) and condensed consolidated balance sheet are attached.

NETWORK-1 TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

REVENUE	$17,000,000	$4,150,000	$35,692,000	$4,366,000

OPERATING EXPENSES:
Costs of revenue	6,610,000	1,593,000	12,030,000	1,645,000
Professional fees and related costs	721,000	267,000	1,384,000	790,000
General and administrative	493,000	473,000	1,467,000	1,418,000
Amortization of patents	74,000	72,000	221,000	216,000
Stock-based compensation	65,000	85,000	183,000	242,000

TOTAL OPERATING EXPENSES	7,963,000	2,490,000	15,285,000	4,311,000

OPERATING INCOME	9,037,000	1,660,000	20,407,000	55,000

OTHER INCOME:
Interest and dividend income, net	67,000	105,000	185,000	403,000
Net realized and unrealized gain (loss) on marketable securities	(40,000)	68,000	(32,000)	(48,000)
Total other income, net	27,000	173,000	153,000	355,000

INCOME BEFORE INCOME TAXES AND EQUITY IN NET LOSSES OF EQUITY METHOD INVESTEE	9,064,000	1,833,000	20,560,000	410,000

INCOME TAXES PROVISION:
Current	2,326,000	355,000	3,036,000	(79,000)
Deferred taxes, net	(37,000)	(355,000)	1,635,000	79,000
Total income taxes provision	2,289,000	—	4,671,000	—

INCOME BEFORE SHARE OF NET LOSSES OF EQUITY METHOD INVESTEE:	$6,775,000	$1,833,000	$15,889,000	$410,000

SHARE OF NET LOSSES OF EQUITY METHOD INVESTEE	$(186,000)	$(146,000)	$(632,000)	$(644,000)

NET INCOME (LOSS)	$6,589,000	$1,687,000	$15,257,000	$(234,000)

Net Income (loss) per share
Basic	$0.28	$0.07	$0.63	$(0.01)
Diluted	$0.27	$0.07	$0.62	$(0.01)

Weighted average common shares outstanding:
Basic	23,934,361	24,012,333	24,136,506	23,992,203
Diluted	24,320,231	24,521,708	24,607,242	23,992,203

Cash dividends declared per share	$0.05	$0.05	$0.10	$0.10

NET INCOME (LOSS)	$6,589,000	$1,687,000	$15,257,000	$(234,000)

OTHER COMPREHENSIVE INCOME (LOSS) Net unrealized holding gain (loss) on corporate bonds and notes arising during the period, net of tax	(4,000)	(67,000)	4,000	(75,000)

COMPREHENSIVE INCOME (LOSS)	$6,585,000	$1,620,000	$15,261,000	$(309,000)

Network-1 Technologies, Inc.

Condensed Consolidated Balance Sheets as of September 30, 2021

(Unaudited)

Cash and cash equivalents and marketable securities	$60,840,000

Total current assets	$60,866,000

Total assets	$66,341,000

Total current liabilities	$3,615,000

Total long-term liabilities	$680,000

Total stockholders' equity	$62,046,000